                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D-10, Dated November 14, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE

THE NOTES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


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    [_] Senior                                            [X]Subordinated
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Form:
    [X]Global                                             [_] Certificated
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CUSIP:   06636QAE1
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Principal Amount:  $70,000,000

Agent's Name and DTC Participant Number: BT Alex Brown Incorporated, DTC #6729

Issue Price:  98.239%

Net Proceeds to Issuer:  $68,767,300

Agent's Commission, if Applicable:

Original Issue Date:  December 4, 1997

Stated Maturity: December 4, 2012

Interest Rate: 7.00% per annum

Interest Payment Dates (if other than as specified in the Prospectus
Supplement):
Each: 4th of Each Month
Commencing: January 4, 1998

Day Count:     [_]   Actual/360   [_]   Actual/365    [X]   30/360

Regular Record Dates (if other than as specified in the Prospectus Supplement):
 Each

Optional Interest Reset by Corporation: [_] Yes  [X] No
Optional Interest Reset Dates (see attached annex for further details):

Original Issue Discount Note: [_] Yes  [X] No
Yield to Maturity:
OID for U.S. Federal Income Tax Purposes:

Specified Currency (check one; if other than U.S. Dollars, see attached for exchange rate and other information):
[X] U.S. Dollars (USD or U.S.$)
[_] European Currency Units (ECU)
[_] Australian Dollars (AUD or AUS$)
[_] British Pound (GBP or UK [pounds])
[_] Canadian Dollars (CAD or CAN$)
[_] German Marks (DEM or DM)
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other___

Holder has option to elect payments in Specified Currency (if Specified Currency is not U.S. Dollars):
[_] Yes  [X] No

Authorized Denominations (if other than $1,000 and any integral multiple thereof or if Specified Currency is not U.S. Dollars): NA

Optional Extensions of Stated Maturity by the Corporation: [_] Yes [X] No Extension Period:
Number of Extension Periods:04
Final Maturity Date:

Optional Redemption at the Option of the Corporation: [X] Yes [_] No Initial Redemption Date: December 4, 2001
Initial Redemption Percentage:  100%
Annual Redemption Percentage Reduction: NA

Optional Repayment at the Option of the Holder: [_] Yes  [X] No
Optional Repayment Dates:
Optional Repayment Prices:

Amortizing Note: [_] Yes  [X] No
Basis or formula for amortization of principal and/or interest of Note:

Payment Dates for amortizations
[_] Each March 15, June 15, September 15 and December 15
[_] Each June 15 and December 15
[_] Other: Each

Currency Indexed Note: [_] Yes  [X] No
Currency I:
Currency II:
Base Exchange Rate:
Leverage Factor "L":

Principal Indexed: [_] Yes  [X] No
[_] Principal to increase when Spot Rate exceeds Base Exchange Rate decrease when Spot Rate is less than Base Exchange Rate
[_] Principal to decrease when Spot Rate exceeds Base Exchange Rate and increase when Spot Rate is less than Base Exchange Rate

Interest Indexed: [_] Yes  [X] No
[_] Interest to increase when Spot Rate exceeds Base Exchange Rate and decrease when Spot Rate is less than Base Exchange Rate.
[_] Interest to decrease when Spot Rate exceeds Base Exchange Rate and increase when Spot Rate is less than Base Exchange Rate.

Commodity Indexed Note (if yes, see attached annex for additional information): [_] Yes [X] No

Calculation Agent (if other than Bankers Trust Company):

Other Provisions:
The Corporation's option to redeem can be exercised on any May 4 or December 4 with 15 days notice. Redemption in whole only.

Annex Attached (and incorporated herein by reference) [_] Yes  [X] No

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The  aggregate  initial  offering price of this  offering  is  U.S.$70,000,000
(which, if the initial purchase price is denominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the initial offering price at the Exchange Rate set forth herein) and relates only to Pricing Supplement No. D10. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering, an aggregate of U.S.$727,080,800* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt Securities have been so issued.

               *Including other issuances, if any, on this date

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Type of Sale
[_] Direct by Corporation
[_] As Agent
[X] As Principal
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If Principal Transaction, Reoffering at:
[X] varying prices related to prevailing market prices at the time of resale
[_] fixed public offering price of ___% of Principal Amount
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